I have reviewed the Current Report on Form 8-K prepared by Blini Hut, Inc., dated February 17, 2000, concerning the matter of Item No. 4: 'Changes In Registrant's Certifying Accountant'. I audited the financial statements of Bargain Products, Inc. (the 'Company'; the Company changed its name to Blini Hut, Inc. by filing a Certificate of Amendment with the Nevada Department of State on May 11, 1999) for the period April 6, 1995 (the date of inception of the Copmany) through December 31, 1998.

     In my opinion, the Company's December 31, 1998 financial statements presented fairly, in all material respects, the financial position of the Company as of that date. There were no disagreements between the Company and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which would require disclosure in the Company's Current Report on Form 8-K. My report on the Copmany's financial statements for the period from April 6, 1995 to December 31, 1998 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

February 17, 2000                             /s/ David Coffey, C.P.A.
                                              _________________________
                                                  David Coffey, C.P.A.